Exhibit 99.1
NYSE: ONB
www.oldnational.com
Old National Bancorp Completes Acquisition of
Monroe Bancorp
DATE: January 3, 2011

For Further Information Call:	Financial Community: Lynell J. Walton — (812) 464-1366 Media Relations: Kathy A. Schoettlin — (812) 465-7269
EVANSVILLE, Ind. (January 3, 2011): Old National Bancorp (NYSE: ONB) announced that it has completed its previously announced merger with Monroe Bancorp of Bloomington, Indiana, effective January 1, 2011. Based on the closing price of $11.89 per share of Old National common stock on December 31, 2010, the transaction is valued at approximately $90.1 million.
This acquisition, which includes 15 banking centers in central and south central Indiana, strengthens Old National’s position as the third largest branch network in Indiana. Old National also has branches in southern Illinois and western Kentucky.
“Old National is pleased to further expand our banking network in our home state,” said Old National Bancorp President & CEO Bob Jones. “Monroe’s community banking philosophy closely mirrors Old National’s, which helps make this transition easier and beneficial for our clients and the communities we serve.”
The merger of Monroe Bank, Monroe Bancorp’s banking subsidiary, into Old National Bank, the banking subsidiary of Old National Bancorp, was also completed on January 1, 2011. Old National will operate the newly acquired branches under the Monroe Bank trade name until the systems conversion that is anticipated to occur in May, 2011.
At closing, each share of Monroe common stock was converted into the right to receive 1.216 shares of Old National common stock. Any fractional shares will be paid in cash. Former Monroe shareholders will receive a letter of transmittal from Old National explaining how to exchange their shares. Old National expects to mail the letters of transmittal to former Monroe shareholders by Friday, January 7, 2011.
About Old National Bancorp
Old National Bancorp, which celebrated its 175th anniversary in 2009, is the largest financial services holding company headquartered in Indiana and, with $7.5 billion in assets, ranks among the top 100 banking companies in the United States. Since its founding in Evansville in 1834, Old National has focused on community banking by building long-term, highly valued partnerships with clients in its primary footprint of Indiana, Illinois and Kentucky. In addition to providing extensive services in retail and commercial banking, wealth management, investments and brokerage, Old National also owns one of the largest independent insurance agencies headquartered in Indiana, offering complete personal and commercial insurance solutions. For more information and financial data, please visit the Investor Relations section of the company’s website at oldnational.com.
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